Exhibit 99.1

Flexsteel Industries, Inc. Provides Update on Restructuring and Reports Fiscal Fourth Quarter and Full Year 2019 Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 26, 2019--Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today reported fiscal fourth quarter and full year 2019 results.

Operating Results

Net sales[1] for the quarters ended June 30, (in millions):

	2019	2018	$ Change	% Change
Residential	$85.1	$95.8	$(10.6)	-11.1%
Contract	15.1	17.3	(2.2)	-13.0%
Total	$100.2	$113.1	$(12.9)	-11.4%

Net sales[1] for the years ended June 30, (in millions):

	2019	2018	$ Change	% Change
Residential	$374.5	$413.7	$(39.2)	-9.5%
Contract	69.1	75.5	(6.4)	-8.5%
Total	$443.6	$489.2	$(45.6)	-9.3%
  Dollars and percentages may not sum due to rounding.

Net sales were $100.2 million for the quarter ended June 30, 2019 compared to net sales of $113.1 million in the prior year quarter, a decrease of 11.4%.

Residential net sales declined 11.1% compared to the prior year quarter. Home furnishings products were down 12% in sales and 15% in units due primarily to the adverse impact of the tariff implementation and resultant price increases on retail furniture imported from China. Home Styles™ products sold through ecommerce channels were down 5% versus the prior year quarter but up 24% sequentially to the fiscal 2019 third quarter.

Contract net sales fell 13.0%, resulting from the wind-down of the custom designed hospitality line and the completed exit of the commercial office line.

For fiscal 2019, net sales were $443.6 million, compared to sales of $489.2 million in fiscal 2018, a 9.3% decline. The lower sales in fiscal 2019 were a function of the tariff, softer demand for furniture across the traditional retail channel, and the exit of previously mentioned product lines.

The Company reported a net loss of $19.9 million or $2.52 per share for the quarter ended June 30, 2019, compared to net income of $2.2 million or $0.28 per diluted share in the prior year quarter. The reported net loss included a $10.0 million pre-tax restructuring expense, a $7.7 million inventory impairment charge related to the Company’s exit of certain product lines, a $2.6 million pre-tax business information system impairment charge and a $2.6 million pre-tax valuation allowance on foreign value-added tax (VAT). Excluding these expenses (see attached non-GAAP disclosure), the non-GAAP adjusted net loss was $2.2 million or $0.28 per share in this fiscal fourth quarter as compared to non-GAAP adjusted net income of $2.2 million or $0.28 per diluted share in the fourth quarter last year.

Gross margin as a percent of net sales for the fiscal fourth quarter was 5.3% compared to 15.1% for the prior year quarter. The fourth quarter of fiscal 2019 included 760 basis points ($7.7 million) inventory impairment due to the Company’s restructuring program and 260 basis points ($2.6 million) valuation allowance on foreign VAT. In the fourth quarter of fiscal 2018, there was a year-to-date adjustment to correct volume rebates previously recorded in SG&A, which reduced that period’s gross margin by approximately 250 basis points. The key drivers of the approximate 200 basis point deterioration in adjusted gross margin were favorable price and mix (30 basis points) offset by higher costs due to inefficiencies in distribution and manufacturing labor (100 basis points), a favorable adjustment to insurance reserves in the prior year due to claims history trends (80 basis points) and, a higher cost structure of the new Dubuque manufacturing facility (60 basis points).

Selling, general and administrative (SG&A) expenses were 18.8% of net sales in the fourth quarter of fiscal 2019 compared with 12.7% of net sales in the prior year quarter. Approximately 250 basis points were due to the year-to-date reclassification of volume rebates as a reduction in price that occurred in the fourth quarter of fiscal 2018. The remaining year-over-year increase in SG&A reflected lower volume (190 basis points), incentive stock compensation (30 basis points) and a difficult comparison due to recording a reduction in cash and long-term incentives in the fourth quarter of fiscal 2018 driven by business underperformance (160 bps).

Restructuring Progress

As described in the June 18, 2019 press release, Flexsteel is engaged in a comprehensive restructuring to improve customer experience, increase organizational effectiveness, and gain manufacturing efficiencies, all of which are focused on value creation and shareholder returns.

The Company announced the closure of its Riverside, California manufacturing facility on May 15, 2019 along with the exit from the commercial office and custom designed hospitality product lines. The Riverside facility closure is complete, and the property is currently under a non-binding letter of intent with a qualified buyer. We expect the transaction to close before the end of September.

While the Company has exited the custom designed hospitality product line, it will generate modest sales activity from the product line in fiscal 2020 as it fulfills remaining orders. The commercial office product line exit was completed at the end of July. With the exit of the commercial office product line, the Company has consolidated warehousing operations in Huntingburg, Indiana from three to two facilities and is holding the vacated property for sale.

On June 18, 2019, in addition to providing visibility to Flexsteel’s overall restructuring plan timing and cost, Flexsteel announced a reduction in force and the closure of the Harrison, Arkansas manufacturing operation, which was completed on August 16. The Company intends to sell both facilities located in Harrison. The product lines manufactured at the Harrison plants have been transitioned to the Company’s other facilities.

The Company previously identified six workstreams to drive the overall restructuring. The Company is providing an update on the following:

  Network and logistics optimization – The Company has closed two plants (Riverside and Harrison) and consolidated Huntingburg from three to two facilities. Additional opportunities in manufacturing, distribution and logistics are being analyzed and considered based on performance and capabilities.
  SG&A optimization – The Company has decreased ongoing SG&A costs based on reductions in the workforce. The Company plans to invest a portion of the savings developing key functions such as product development, global sourcing and sales and operations planning to support Flexsteel’s long-term success in growth, cost and working capital management.
  Global sourcing and procurement – The Company is developing and deploying sourcing strategies for each key spending category with several cost-saving opportunities identified through resourcing, value-added specification changes, or supplier negotiations. Sourcing is highly reliant on robust processes, strong product development, engineering capability and cadence. It is a top priority and management is seeing early signs of our improving outcomes.

Total restructuring expense recorded in fiscal fourth quarter was $10.0 million including $3.8 million in cash used for restructuring within the quarter. Additionally, the Company incurred $7.7 million expense for inventory impairment related to the restructuring.

ERP Update

Flexsteel analyzed its options and determined a path forward for its ERP implementation during the fourth quarter. The business information system is currently stabilized but sub-optimized on a small portion of the business. The Company now plans a phased implementation over the next three years to simplify the software configuration and reduce annual costs. The Company expects capital expenditures to support this implementation approach of approximately $1.5 million - $2.0 million per year and operational expenses to be funded from within the planned annual IT spending of approximately 2.5% of sales. Based on the completed analysis of the existing ERP system in the context of a go-forward plan, management determined that there was a final impairment of $2.6 million due to abandoned components. The remaining asset for the ERP system is approximately $4.9 million.

Tax Rate

The Company reported a tax benefit of $6.5 million, or an effective rate of 24.7% during the fourth quarter compared to tax expense of $0.7 million in the prior year quarter or an effective tax rate of 23.5%.

Liquidity

Working capital (current assets minus current liabilities) at June 30, 2019 was $118.2 million compared to $148.7 million at June 30, 2018. Changes in working capital include decreases of $16.0 million in investments and $5.5 million in cash and cash equivalents, and a $6.8 million increase in accounts payable and accrued liabilities. Capital expenditures for the twelve months ended June 30, 2019 were $21.3 million including $16.4 million for the Dubuque, Iowa manufacturing facility.

The Company currently maintains $20 million in a revolver of which $18.7 million remains available at June 30, 2019. The Company is considering several financing options to provide additional liquidity through the restructuring and transformation process.

Management Commentary

“We continue to focus on our restructuring plan with the goal of enhanced ROI and value creation for shareholders,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “On April 30, we announced our plans to start the restructuring process, and since then we have made significant progress. After fully assessing the business and future opportunities, we developed a strategy for the restructuring and subsequent profit improvement and moved quickly to execute on that plan without disruption to our customers. In May and June, we closed two plants and exited the commercial office and custom designed hospitality product lines. We also took the difficult but necessary steps to right size our workforce to reduce overhead and increase our efficiency. These efforts – and the continued implementation of the plan – are aimed at achieving a 7+% EBIT margin run rate by late fiscal 2021, which would be at the high end of the Company’s historical results. As we implement the internal changes to our business infrastructure, we are focused on opportunities to increase revenue and return to positive comps. Investors should keep in mind that FY20 will be a reset year from a revenue perspective as we exited two product lines late in fiscal FY19 and expect that challenging external factors like the tariff will continue to pressure the topline.”

Dittmer also noted, “The fourth quarter results reflect the continued industry challenges from soft demand and fallout from the tariffs. These headwinds reinforce the need for our intense focus on executing on identified growth opportunities and our profit improvement plan, while at the same time always putting our customers first. We are expanding our distribution, bringing greater discipline to new product development and delivery speed, and expect these measures to have a positive impact on our business over the next several quarters.”

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, August 27, 2019 to discuss fourth quarter and year-end financial results and answer questions. The call can be accessed via telephone at 877-270-2148 (domestic) or 412-902-6510 (international). Interested parties can also listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A recorded replay can be accessed through September 10, 2019 at 877-344-7529; passcode: 10134138.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 celebrated its 125th anniversary of the Company’s founding in 1893 during 2018. Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel SpringTM – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, healthcare, and recreational seating, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, timing to implement restructuring and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (in thousands)

	June 30,	June 30,
	2019	2018
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$22,247	$27,750
Investments	--	15,951
Trade receivables, net	38,157	41,253
Inventories	93,659	96,204
Other	11,904	8,476
Total current assets	165,967	189,634

NONCURRENT ASSETS:
Property, plant, and equipment, net	79,238	90,725
Other assets	9,082	3,934

TOTAL	$254,287	$284,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,414	$17,228
Accrued liabilities	29,350	23,701
Total current liabilities	47,764	40,929

LONG-TERM LIABILITIES:
Other long-term liabilities	1,096	1,666
Total liabilities	48,860	42,595

SHAREHOLDERS’ EQUITY	205,427	241,698

TOTAL	$254,287	$284,293

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
NET SALES	$100,207	$113,093	$443,588	$489,180
COST OF GOODS SOLD	(94,862)	(96,049)	(373,648)	(390,961)
GROSS MARGIN	5,345	17,044	69,940	98,219
SELLING, GENERAL AND ADMINISTRATIVE	(18,814)	(14,353)	(81,298)	(71,949)
ERP IMPAIRMENT	(2,604)	--	(21,273)	--
RESTRUCTURING EXPENSE	(10,048)	--	(10,048)	--
LITIGATION SETTLEMENT COSTS	(475)	--	(475)	--
ENVIRONMENTAL REMEDIATION	--	--	--	(3,600)
GAIN ON SALE OF FACILITY	--	--	--	1,835
OPERATING (LOSS) INCOME	(26,596)	2,691	(43,154)	24,505
OTHER INCOME	148	165	546	621
INCOME BEFORE INCOME TAXES	(26,448)	2,856	(42,608)	25,126
INCOME TAX BENEFIT (PROVISION)	6,532	(670)	10,003	(7,460)
NET (LOSS) INCOME	$(19,916)	$2,186	$(32,605)	$17,666

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,899	7,859	7,889	7,848
Diluted	7,899	7,919	7,889	7,919

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$(2.52)	$0.28	$(4.13)	$2.25
Diluted	$(2.52)	$0.28	$(4.13)	$2.23

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES UPDATE TABLE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Twelve Months Ended
	June 30,
	2019	2018
OPERATING ACTIVITIES:
Net (loss) income	$(32,605)	$17,666
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,440	7,367
Stock-based compensation expense	1,355	501
Deferred income taxes	(6,121)	286
ERP Impairment	21,273	–
Restructuring expense	10,048	–
Cash payments for restructuring	(3,845)	–
Defined benefit plan termination	2,454	–
Change in provision for losses on accounts receivable	(40)	(100)
Gain on disposition of capital assets	(71)	(1,792)
Changes in operating assets and liabilities	6,826	3,366
Net cash provided by operating activities	6,714	27,294

INVESTING ACTIVITIES:
Net proceeds from sales (purchases of) investments	15,928	1,942
Proceeds from sale of capital assets	248	6,152
Capital expenditures	(21,346)	(29,447)
Net cash used in investing activities	(5,170)	(21,353)

FINANCING ACTIVITIES:
Dividends paid	(6,917)	(6,746)
Proceeds from issuance of common stock	81	233
Shares issued to employees, net of shares withheld	(211)	(552)
Net cash used in financing activities	(7,047)	(7,065)

Decrease in cash and cash equivalents	(5,503)	(1,124)
Cash and cash equivalents at beginning of period	27,750	28,874
Cash and cash equivalents at end of period	$22,247	$27,750

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net (loss) income to non-GAAP adjusted net (loss) income:

The following table sets forth the reconciliation of the Company’s reported GAAP net (loss) income to the calculation of non-GAAP adjusted net (loss) income for the three and twelve months ended June 30, 2019 and 2018:

(in millions, net of income tax)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Reported GAAP Net (loss) income	$(19.9)	$2.2	$(32.6)	$17.7
ERP impairment	2.6	–	21.3	–
Restructuring expense	10.0	–	10.0	–
Inventory impairment related to restructuring	7.7	–	7.7	–
Valuation allowance on foreign VAT	2.6	–	2.6	–
Defined benefit plan termination	–	–	2.5	–
CEO transition costs	–	–	2.0	–
Gain on sale of facility	–	–	–	(1.8)
Environmental remediation	–	–	–	3.6
Litigation settlement costs	0.5	–	0.5	–
Tax impact of adjustments[2]	(5.7)	–	(10.8)	(0.5)
Non-GAAP net income[1]	$(2.2)	$2.2	$3.1	$18.9

Reconciliation of GAAP earnings per share (EPS) of common stock to non-GAAP adjusted EPS of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP EPS of common stock to the calculation of non-GAAP adjusted EPS of common stock for the three and twelve months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Reported GAAP EPS of common stock	$(2.52)	$0.28	$(4.13)	$2.23
ERP impairment	0.33	–	2.70	–
Restructuring expense	1.27	–	1.27	–
Inventory impairment related to restructuring	0.97	–	0.97	–
Valuation allowance on foreign VAT	0.33	–	0.33	–
Defined benefit plan termination	–	–	0.31	–
CEO transition costs	–	–	0.26	–
Gain on sale of facility	–	–	–	(0.23)
Environmental remediation	–	–	–	0.45
Litigation settlement costs	0.06	–	0.06	–
Tax impact of adjustments[2]	(0.72)	–	(1.37)	(0.07)
Non-GAAP adjusted EPS of common stock[1]	$(0.28)	$0.28	$0.40	$2.39
  Differences due to rounding
  Effective tax rate of 24.7% and 23.5% used to calculate the three months ended June 30, 2019 and 2018, respectively. Effective tax rate of 23.5% and 29.7% used to calculate the twelve months ended 2019 and 2018, respectively.

Contacts

INVESTOR CONTACT:
Donni Case, Financial Profiles 310.622.8224
Margaret Boyce, Financial Profiles 310.622.8247
FLXS@finprofiles.com